Exhibit 23.3

June 4, 2024

StubHub Holdings, Inc.

175 Greenwich Street, 59th Floor

New York, New York 10007

Dear StubHub Holdings, Inc.:

We, CoLab, LLC, hereby consent to the filing with the Securities and Exchange Commission of a Registration Statement on Form S-1, and any amendments thereto (the “Registration Statement”) of StubHub Holdings, Inc., and any related prospectuses of (i) our name and all references thereto, and (ii) the statements set out in the Schedule hereto. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

We further consent to the reference to our firm, under the caption “Market and Industry Data” in the Registration Statement, as acting in the capacity of an author of independent industry publications.

Sincerely,

/s/ Allen Mask

Name: Allen Mask

Title: Partner

SCHEDULE

1.

StubHub enjoys an aided brand awareness of 84% in the U.S., according to the 2024 StubHub Brand Study by CoLab, LLC that we commissioned (the “2024 StubHub Brand Study”), making StubHub synonymous with live events and positioning our marketplace as the go-to destination for fans to buy and sell tickets to live events.

2.

CoLab, LLC, StubHub Brand Study conducted on ProQuo AI, 2024. The StubHub Brand Study, which we commissioned, included quantitative and qualitative analysis of the top industry brands, encompassing responses from 2,167 individuals in the U.S. The StubHub Brand Study ranked the prompted brand awareness in the U.S. by asking respondents which brands within the category they were aware of while showing the individual seven of the top industry brands.

3.	StubHub has historically pursued a brand marketing-driven strategy and has established an aided brand awareness of 84% in the U.S., according to the 2024 StubHub Brand Study.

4.

StubHub enjoys an aided brand awareness of 84% in the U.S., according to the 2024 StubHub Brand Study, making StubHub synonymous with live events and positioning our marketplace as the go-to destination for fans to buy and sell tickets to live events.